6

Exhibit 99.2

KELLY SERVICES, INC. AND SUBSIDIARIES

2005 QUARTERLY RESULTS OF OPERATIONS

(In thousands of dollars except per share data)

	First Qtr.	Second Qtr.	Third Qtr.	Fourth Qtr.	Full Year
Revenue from services	$1,221,517	$1,285,118	$1,319,215	$1,360,508	$5,186,358
Cost of services	1,024,299	1,078,148	1,107,887	1,146,015	4,356,349

Gross profit	197,218	206,970	211,328	214,493	830,009
Selling, general and administrative expenses	190,725	193,839	194,064	197,628	776,256

Earnings from operations	6,493	13,131	17,264	16,865	53,753
Other income (expense), net	(35)	(152)	10	(10)	(187)

Earnings from continuing operations before taxes	6,458	12,979	17,274	16,855	53,566
Income taxes	2,313	3,951	4,676	4,927	15,867

Earnings from continuing operations	4,145	9,028	12,598	11,928	37,699
Earnings (loss) from discontinued operations, net of tax	(207)	305	77	1,389	1,564

Net earnings	$3,938	$9,333	$12,675	$13,317	$39,263

Basic earnings per share
Earnings from continuing operations	$0.12	$0.25	$0.35	$0.33	$1.06
Earnings from discontinued operations	(0.01)	0.01	—	0.04	0.04

Net earnings	$0.11	$0.26	$0.35	$0.37	$1.10

Diluted earnings per share
Earnings from continuing operations	$0.12	$0.25	$0.35	$0.33	$1.05
Earnings from discontinued operations	(0.01)	0.01	—	0.04	0.04

Net earnings	$0.11	$0.26	$0.35	$0.37	$1.09